EXHIBIT 10.1

PRIME METALS & ALLOYS, INC.

FINANCIAL STATEMENTS

YEAR ENDED December 31, 2016

AND

INDEPENDENT AUDITORS' REPORT

AND

YEAR ENDED DECEMBER 31, 2015 (UNAUDITED)

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PRIME METALS & ALLOYS, INC.

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INDEPENDENT AUDITORS' REPORT

To the Stockholders

Prime Metals & Alloys, Inc.

We have audited the accompanying financial statements of Prime Metals & Alloys, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2016, and the related statements of operations, stockholders’ deficiency, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

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Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Metals & Alloys, Inc. as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Prior Period Financial Statements

The 2015 financial statements were compiled by us, and we did not audit or review those financial statements and, accordingly, express no opinion or other form of assurance on them.

Going Concern and Dissolution

The accompanying financial statements have been prepared assuming that Prime Metals and Alloys, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had recurring losses and a working capital deficiency. These conditions raised substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. Subsequent to year end the Company entered Chapter 11 bankruptcy and sold significantly all their assets to a third party. The Company is currently in the process of settling all liabilities under the bankruptcy. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ FRIEDMAN LLP

November 2, 2017

Marlton, NJ

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BALANCE SHEETS

	December 31,
	2016	2015
	(Audited)	(Unaudited)
ASSETS
Current assets
Cash	$15,371	$57,455
Accounts receivable, net	632,215	534,538
Inventories, net	975,822	1,457,585
Prepaid expenses and other current assets	-	6,202
Total current assets	1,623,408	2,055,780

Property, plant and equipment, net	6,039,173	8,697,010
Total assets	$7,662,581	$10,752,790

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Lines of credit	$6,530,606	$6,541,943
Debt	5,593,242	6,775,512
Accounts payable and accrued expenses	5,911,810	7,673,660
Advances - related parties	1,085,853	1,079,561
Advance - third party	1,579,119	1,579,119
Total current liabilities	20,700,630	23,649,795

Stockholders' deficiency
Common stock, no par value, 120 shares authorized, 120 shares issued and outstanding	1,800	1,800
Accumulated deficit	(13,039,849)	(12,898,805)
	(13,038,049)	(12,897,005)
Total liabilities and stockholders' deficiency	$7,662,581	$10,752,790

See accompanying notes to financial statements.

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STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015
	(Audited)	(Unaudited)

Revenues, net	22,587,083	32,059,260

Cost of sales	18,774,272	30,403,890
Gross profit	3,812,811	1,655,370

General and administrative expenses	1,901,075	1,997,889
Income from operations	1,911,736	(342,519)

Other income (expense)
Other income	24,445	23,980
Impairment on property, plant and equipment	(1,715,091)	-
Interest expense	(362,134)	(383,707)
	(2,052,780)	(359,727)

Net loss	(141,044)	(702,246)

See accompanying notes to financial statements.

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PRIME METALS & ALLOYS, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIENCY

	Common Stock		Accumulated	Total Stockholders'
	Shares	Amount	Deficit	Deficiency
Balance at December 31, 2014 (Unaudited)	120	$1,800	$(6,260,443)	$(6,260,443)

Distributions	-	-	(5,936,116)	(5,936,116)

Net loss	-	-	(702,246)	(702,246)

Balance at December 31, 2015 (Unaudited)	120	1,800	(12,898,805)	(12,897,005)

Net loss	-	-	(141,044)	(141,044)

Balance at December 31, 2016 (Audited)	120	$1,800	$(13,039,849)	$(13,038,049)

See accompanying notes to financial statements.

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STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015
	(Audited)	(Unaudited)
Cash flows from operating activities
Net loss	$(141,044)	$(702,246)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	1,030,944	415,000
Gain on sale of property, plant and equipment	(3,000)	-
Impairment on property, plant and equipment	1,715,091	-
Change in allowance for doubtful accounts	10,814	13,146
Change in inventory reserve	63,109	67,623
Changes in assets and liabilities
Accounts receivable	(108,491)	1,689,811
Inventories	418,654	8,130,982
Prepaid expenses and other current assets	6,202	-
Accounts payable and accrued expenses	(1,761,850)	(711,000)
Net cash provided by operating activities	1,230,429	8,903,316

Cash flows from investing activities
Acquisition of property, plant and equipment	(99,198)	(330,202)
Disposal of property, plant and equipment	14,000	-
Net cash used in investing activities	(85,198)	(330,202)

Cash flows from financing activities
Borrowings on lines of credit	-	572,195
Repayments of lines of credit	(11,337)	(22,528)
Advances from related parties	6,292	62,440
Repayments on advances from related parties	-	(1,081,738)
Repayments on advance from third party	-	(13,993)
Repayments of debt	(1,182,270)	(1,664,655)
Distributions	-	(6,368,134)
Net cash used in financing activities	(1,187,315)	(8,516,413)

Net decrease in cash	(42,084)	56,701
Cash, beginning of year	57,455	754
Cash, end of year	$15,371	$57,455

Supplemental cash flow disclosures
Interest paid	$246,303	$251,055

See accompanying notes to financial statements.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

1 - DESCRIPTION OF BUSINESS

Prime Metals & Alloys, Inc. (the “Company” or “PMAI”) manufactured specialty ingot and electrode products which were supplied for investment castings, forging, ring rolling, and plate production. The Company also manufactured shot products and master alloys which were sold to other melt shops, and provided manufacturing support services. The flexible manufacturing operations at PMAI enabled the Company to offer a wide range of product grades in customer specific order quantities. The primary grade types include stainless steels, tool steels, nickel based grades, cobalt based grades and some non-ferrous alloys. The Company also offered toll conversion melting services.

On March 2, 2017 the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court. As of August 17, 2017, the Company does not have active operations. See Note 2 for additional information.

2 - GOING CONCERN AND SUBSEQUENT EVENTS

These financial statements have been prepared on a going concern basis. As shown in the Company’s accompanying financial statements, the Company’s current liabilities exceeded its current assets at December 31, 2016 by approximately $19,000,000. The Company had a stockholders’ deficiency of approximately $13,000,000 at December 31, 2016. Additionally, the Company experienced cash flow shortages resulting in the default of its debt obligations and the Company becoming past due with a substantial amount of its vendors. Subsequent to year end the Company entered Chapter 11 bankruptcy and sold significantly all their assets to a third party. The Company ceased active operations on August 17, 2017 immediately following the sale of its operating assets. The Company is currently in the process of set tling all liabilities under the bankruptcy. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary resulting from the Company’s inability to continue as a going concern.

On March 2, 2017 the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”).

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

2 - GOING CONCERN AND SUBSEQUENT EVENTS (Continued)

On August 17, 2017, Prime Metals Acquisition LLC (“PMAL”), a subsidiary of Amerinac Holding Corp., purchased substantially all of the assets of the Company for $9,600,000 pursuant to an asset purchase agreement dated July 12, 2017 (the “APA”). The APA was approved by the Bankruptcy Court under Section 363 of the Bankruptcy Code. Pursuant to the Bankruptcy Court Order Confirming the Sale of Property Free and Clear of All Liens, Claims and Encumbrances filed July 21, 2017 (the “Sale Order”), PMAL acquired substantially all of the assets of the Company free and clear of all interests, claims and liens (as defined in the Sale Order), including but not limited to any successor liability of any kind (including but not limited to tort, product liability or environmental claims), whether matured or unmatured, liquidated or unliquidated, or known or unknown.

The Bankruptcy Court continues to administer the remaining assets of the Company not purchased by PMAL and the pre-petition liabilities not expressly assumed by PMAL. Under the bankruptcy sale, secured creditors received payment on a portion of outstanding balances, with the remainder extinguished. Unsecured creditors are entitled to receive $175,000 under the bankruptcy plan, with all remaining debt to be dissolved and discharged pursuant to the Bankruptcy Code.

3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Concentrations of Credit Risk

For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Cash balances in banks are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

The Company’s cash balances in financial institutions at times may exceed federally insured limits. The Company has not experienced any losses in such accounts, and management believes they are not exposed to any significant risk relating to cash balances.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Management has recorded an allowance for doubtful accounts of $23,960 and $13,146 at December 31, 2016 and 2015, respectively.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market. Management analyzes inventory quantities and values on hand during the year to identify slow-moving or obsolete items. Periodic charges are made to cost of sales to reflect management’s estimate of the decline in inventory value due to item obsolescence or changing market conditions. A corresponding credit is applied to an inventory reserve account on the balance sheet. Items are charged against the reserve account as they are determined to meet the obsolescence criteria. Management has recorded an inventory reserve of $143,705 and $80,596 at December 31, 2016 and 2015, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 39 years. Leasehold improvements are amortized using the straight-line method over estimated useful lives or the term of the lease, whichever is shorter. Upon sale or retirement of depreciable equipment, the cost and related accumulated depreciation or amortization are removed from the related accounts and the resulting gains or losses are reflected in income. Maintenance, repairs and renewals that neither materially add to the value of equipment nor appreciably prolong its life are charged to expense as incurred.

The Company reviews the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying values may no longer be appropriate. Recoverability of carrying values is assessed by estimating future net cash flows from the assets. Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact management’s assumptions as to sales prices, costs or other factors that may result in changes in the Company’s estimates of future cash flows. Although management believes the assumptions used in testing for impairment are reasonable, changes in any one of the assumptions could produce a significantly different result.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue when their customers take title to the products, which generally happens upon shipment of the finished product.

In May 2014, the Financial Accounting Standards Board (“FASB”), jointly with the International Accounting Standards Board, issued a comprehensive new standard on revenue recognition from contracts with customers. The standard’s core principle is that a reporting entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, this new guidance would require significantly expanded disclosures about revenue recognition. Provisions of this new standard are effective for annual reporting periods beginning after December 15, 2018. Early application is not permitted. The Company is currently evaluating the potential effect on its financial position, results of operations and cash flows from adoption of this standard.

Advertising Costs

Advertising costs are expensed as incurred and totaled $200 and $540 for the years ended December 31, 2016 and 2015, respectively.

Shipping and Handling

Shipping and handling costs are expensed as incurred and included in cost of sales. Shipping and handling costs totaled $0 and $1,594 for the years ended December 31, 2016 and 2015, respectively.

Income Taxes

The Company has elected by consent of its stockholders to be taxed under the provisions of Subchapter S of the United States of America and the Commonwealth of Pennsylvania Revenue Codes. Under those provisions the income and expense of the Company are passed through and reported on the stockholders’ individual income tax returns. Accordingly, no income tax provision is provided in these financial statements.

The Company evaluates all significant tax positions as required by generally accepted accounting principles in the United States. The Company does not believe that it has taken any tax positions that would require the recording of any additional tax liability, nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year. The Company’s income tax returns are subject to examination by the appropriate tax jurisdictions. The Company’s Federal and state tax returns generally remain open for examination for the last three years.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Subsequent Events

These financial statements were approved by management and available for issuance on November 2, 2017. Management has evaluated subsequent events through this date.

4 - INVENTORIES

Inventories consist of the following:

	December 31,
	2016	2015

Raw materials	$948,815	$1,430,056
Finished goods	170,712	108,125
Reserve	(143,705)	(80,596)
	$975,822	$1,457,585

5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

	December 31,
	2016	2015

Land, buildings and improvements	$3,410,000	$7,719,998
Machinery and equipment	2,629,173	16,945,264
Accumulated depreciation	-	(15,968,252)
	$6,039,173	$8,697,010

Depreciation and amortization expense was $1,030,944 and $415,000 for the years ended December 31, 2016 and 2015, respectively.

During July 2017, the Company had an appraisal performed over property, plant and equipment by a third party consultant. Impairment was noted on certain of the Company’s property, plant and equipment, which was recognized as an impairment loss during the year ended December 31, 2016, with a reduction to the corresponding asset and accu mulated depreciation at the balance sheet date.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

6 - DEBT AND LINES OF CREDIT

Debt consisted of the following:

	December 31,
	2016	2015

Line of credit A	$31,330	$42,667
Line of credit B	6,499,276	6,499,276
	$6,530,606	$6,541,943

Term Note A	$39,233	$39,312
Term Note B	5,192,909	6,173,422
Term Note C	170,675	271,150
Term Note D	187,835	288,543
Capital lease payable	2,590	3,085
	$5,593,242	$6,775,512

The Company had various loan agreements with a bank which provide for various debt instruments including lines of credit and multiple term notes. The agreements are collateralized by substantially all of the Company’s assets. Based on the current terms and conditions in the agreements, the Company was in default on all outstanding debt. Due to the default, all debt was classified as current at December 31, 2016 and 2015.

On June 22, 2016, the Company entered into a forbearance agreement with its bank for the lines of credit and term notes A and B. Under the terms of the forbearance agreement the bank agreed not to exercise any of its rights available under the default provisions of the original agreements, including calling the debt, until December 31, 2016. For the remainder of 2016 the Company was required to make monthly payments of interest on the lines of credit and monthly payments of $92,422 on Term Note B. No payments were due on remaining balances during 2016. See Note 2 for additional information.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

6 - DEBT AND LINES OF CREDIT (Continued)

Line of Credit A

Subject to the terms of the amended agreement, the Company is able to borrow up to $50,000 under the revolving line of credit. The line of credit was guaranteed by the former owners of the Company. Beginning July 30, 2015, the Company was required to make 20 monthly payments of $100 or 3% of the outstanding principal balance, whichever is greater. Interest on borrowings is variable, with the current rate based on the index of the lender’s Prime rate (with a floor of 3.25%), 3.75% at December 31, 2016 and 3.5% at December 31, 2015. The line of credit was set to expire on March 1, 2017, prior to the event of default. Per the Company’s forbearance agreement on June 22, 2016, no principal payments were due on the loan beginning July 1, 2016 through December 31, 2016.

Line of Credit B

The Company entered into a $6,500,000 revolving line of credit in February 2015 to refinance an outstanding loan balance. The note was guaranteed by the former owners of the Company. Subject to the terms of the amended agreement, the note required one payment of all outstanding principal plus all accrued unpaid interest on March 1, 2016. The borrower was required to make regular monthly payments of all accrued unpaid interest due as of each payment date, beginning February 28, 2015, with all subsequent interest payments to be due on the same day of each following month. An amendment was executed to extend the maturity date on the line to December 31, 2016. Interest on borrowings was variable, with the rate based on the index of the bank’s current interest rate earned on the certificate of deposit, 2.75% at December 31, 2016 and 1.65% at December 31, 2015. The balance on this loan was past due. Per the Company’s forbearance agreement on June 22, 2016, interest accrued on the note at the per annum rate of the present index plus 1%, beginning July 1, 2016. This agreement also required weekly installments of an amount equal to interest due and owing as accrued for the prior month on the note.

Term Note A

The Company entered into a $2,000,000 term note in 2008. Subject to the terms of the amended agreement, this loan has graduated principal payments due monthly. The Company was required to make regular monthly payments of all accrued unpaid interest due as of each payment date with all subsequent interest payments to be due on the same day of each following month. The extended due date of this loan was April 21, 2017. Interest on borrowings was variable, with the rate based on the index of the current interest rate paid on bank time deposits, 1.75% at December 31, 2016 and 1.65% at December 31, 2015. Per the Company’s forbearance agreement on June 22, 2016, no payments were due on the loan beginning July 1, 2016 through December 31, 2016.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

6 - DEBT AND LINES OF CREDIT (Continued)

Term Note B

The Company entered into a $10,300,000 term note in 2011. The note was guaranteed by the former owners of the Company. Subject to the terms of the agreement, the note required 83 monthly principal and interest payments of $92,422 and a final balloon payment of the outstanding balance. The Company’s final payment was due on December 16, 2018, at which time the Company would pay the outstanding principal balance and all accrued interest. Interest on borrowings was variable, with the rate based on the index of the current interest rate paid on bank time deposits, 1.75% at December 31, 2016 and 1.65% at December 31, 2015. Per the Company’s forbearance agreement on June 22, 2016, the monthly payment of $92,422 was to be made in four equal weekly installments in the month that the payment was made.

Term Note C

The Company entered into a $500,000 term note in 2013. Subject to the terms of the amended agreement, the note required 60 monthly principal and interest payments of $8,693. The Company’s final payment was due September 12, 2018, at which time the Company would pay the outstanding principal balance and all accrued inte rest. Interest on borrowings was variable, with the rate based on the index of the current interest rate paid on bank time deposits, 1.65% at December 31, 2016 and 2015. This note was guaranteed by a former stockholder.

Term Note D

The Company entered into a $492,493 term note in 2013. Subject to the terms of the amended agreement, the note requires 60 monthly payments of $9,281. The Company’s final payment was due September 16, 2018, at which time the Company was to pay the outstanding principal balance and all accrued interest. Interest on borrowings is fixed at a rate of 4.25% at December 31, 2016 and 2015. This note was guaranteed by a former stockholder.

Capital Lease Payable

The Company entered into a capital lease agreement for equipment in February 2011. The agreement required 60 monthly payments of $472. Final payment was due on February 28, 2016. As of December 31, 2016, the Company was past due on payments and was working with the vendor to pay the outstanding balance.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

7 - ADVANCES – RELATED PARTIES

Advances from related parties consist of the following:

	December 31,
	2016	2015

Advance A	$745,829	$745,829
Advance B	163,974	157,682
Advance C	126,050	126,050
Advance D	20,000	20,000
Advance E	30,000	30,000
	$1,085,853	$1,079,561

Advance A

The Company was advanced $745,829 from a former stockholder, in 2015 at an interest rate of 4.5%. The loan was uncollateralized and was not guaranteed. The loans matured throughout 2015 and were classified as current at December 31, 2016 and 2015.

Advance B

The Company was advanced $150,000 from a former stockholder, in 2014 and an additional $7,682 in 2015. Both advances bear interest at a rate of 4.5%, were uncollateralized and were not guaranteed. The loans matured on December 31, 2015 and were classified as current at December 31, 2016 and 2015.

Advance C

The Company was advanced $109,800 from a former stockholder, in 2014 and an additional $16,250 in 2015. Both advances bear interest at a rate of 3.5 % and were collateralized by certain equipment used by the Company in the operations. The advances were not guaranteed, matured on December 31, 2015 and were classified as current at December 31, 2016 and 2015.

Advance D

The Company was advanced $20,000 from a former stockholder, in 2014 at an interest rate of 3.5%. The loan was uncollateralized and was not guaranteed. The loan matured on December 31, 2015 and was classified as current at December 31, 2016 and 2015.

Advance E

The Company was advanced $30,000 from a related party, in 2014 at an interest rate of 3.5%. The loan was uncollateralized and was not guaranteed. The loan matured on December 31, 2015 and was classified as current at December 31, 2016 and 2015.

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PRIME METALS & ALLOYS, INC.

NOTES TO FINANCIAL STATEMENTS

8 - ADVANCE – THIRD PARTY

The Company was given an additional advance from a third party when the Company was provided services from the third party and was unable to meet the payment terms. The Company entered into an agreement to convert the accounts payable to an advance of $1,645,010 at an interest rate of prime plus 1%. The interest rate was 4.5% at December 31, 2016 and 4.75% at December 31, 2015. Discretionary monthly principal plus interest payments were to commence January 1, 2015 and end December 1, 2035 with the balance payable in full. As of December 31, 2016 and 2015, there was $1,579,119 outstanding on the advance. The Company was in default of these terms and the balance outstanding was classified as current at December 31, 2016 and 2015.

9 - PROFIT-SHARING SAVINGS PLAN

The Company had a profit-sharing savings plan for all eligible employees. Employees could make voluntary deferred salary contributions up to a maximum of 100% of compensation, subject to certain federal limitations. Matching contributions, as well as profit sharing contributions, from the Company were determined at the discretion of management for each plan year following the close of the plan year. There were no discretionary contributions for the years ending December 31, 2016 and 2015.

10 - CONCENTRATIONS

During the year ended December 31, 2016, 81% of the Company’s revenue was generated from four customers (25%, 22%, 21% and 12% on an individual basis). At December 31, 2016, balances from three customers made up 69% of accounts receivable (29%, 28% and 12% on an individual basis).

During the year ended December 31, 2015, 61% of the Company’s revenue was generated from three customers (34%, 17% and 10% on an individual basis). At December 31, 2015, balances from four customers made up 56% of accounts receivable (18%, 16%, 12% and 11% on an individual basis).

During the year ended December 31, 2016, 10% of the Company’s purchases were from one supplier. At December 31, 2016, one vendor made up 12% of the accounts payable balance.

During the year ended December 31, 2015, 31% of the Company’s purchases were from one supplier. At December 31, 2015, one vendor made up 11% of the accounts payable balance.

11 - RELATED PARTY TRANSACTIONS

In addition to the advances discussed in Note 6, the Company had amounts payable to related parties of $69,021 and $106,168 at December 31, 2016 and 2015, respectively. Sales to related parties were $0 for the year ended December 31, 2016 and $1,863,134 for the year ended December 31, 2015. During the years ended December 31, 2016 and 2015, the Company accrued interest expense to related parties of approximately $45,000 and $25,000, respectively.

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